STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of February 1, 2010 by and between Newise Holdings Limited, a British Virgin Island corporation whose principal shareholder is Mr. Li Jun with an address at PO Box 957 Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands, (the "Seller") and Ming Liu (the "Purchaser").

WITNESSETH:

1. Sale of Stock. Upon the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller 100,000 shares of Common Stock (the "Shares")., of China Filtration Technology Inc., (f/k/a Perpetual Technologies Inc.) a Delaware corporation (the "Company"), for an aggregate purchase price of US$150,000 (the "Purchase Price").

2. Payment of Purchase Price. On the date hereof, the Purchasers shall pay to the Seller the agreed upon amount of $150,000.

3. Issuance of Shares. No later than two (2) business days after receipt by the Seller of the Purchase Price, the Seller shall execute and deliver the certificates representing the shares to the Company's transfer agent, Interwest Stock Transfer, instructing the Company's transfer agent to record the transfer on the stock books of the company and to register and issue stock certificates representing the Shares in the name of the Purchaser.

4. Representations and Warranties of the Purchasers. In connection with the purchase of the Shares, the Purchasers represent to the Seller and the Company as follows:

(a) The Purchasers are experienced in evaluating and investing in new companies and companies with limited operating histories such as the Company. The Purchasers are sophisticated investors with such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of a prospective investment in the Shares.

(b) The Purchasers are not relying on the Seller or the Company or any of their respective employees, representatives or agents. The Purchasers have carefully considered and have, to the extent the Purchasers believes such discussion is necessary, discussed with the Purchasers' professional legal, tax, accounting and financial advisors the suitability of an investment in the Shares for the Purchasers' particular tax and financial situation and has determined that the shares are a suitable investment for the Purchasers.

(c) The Purchasers realize that the purchase of the Shares will be a highly speculative investment. The Purchasers recognize an investment in the Company involves substantial risks. The Purchasers understand all risks related to the purchase of the shares.

(d) The Purchasers acknowledge that no representations and/or warranties are being made by or on behalf of the Company in connection with this Agreement or the purchase and sale of Shares.

5. Representations and Warranties of the Seller. The Seller represents and warrants to the Purchases as follows:

(a) The Seller is the sole beneficial and record owner of the Shares, and the Seller has good, clear and marketable title to the Shares, free and clear of any liens, claims, contractual restrictions, pledges, securities interests, charges, escrows, options, rights of first refusal, mortgages, indentures, securities agreement or other agreements, contracts, commitments, understandings or obligations, or other encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and federal securities laws.

(b) The Seller has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

(c) The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby will not conflict with, or result in a violation of, any agreement or other document or instrument to which the Seller is a party or by which it, or any of its assets or properties is bound.

6. General Provisions.

(a) Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties and supersedes all prior and contemporaneous agreements, representations and understandings. No supplement, modification or amendment shall be binding unless executed in writing by both parties.

(b) Paragraph Headings. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitutes one and the same instrument. This Agreement may be executed and delivered by facsimile transmission.

(d) Successors and Assigns. The terms and conditions of this Agreement shall be binding upon, and the benefits shall inure to the benefit of, the successor, including any successor resulting from a merger or similar reorganization, assigns, heirs and personal representatives of the parties hereto.

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IN WITNESS SHEREOF, the parties hereto have executed this Stock Purchase Agreement on or as of the date and year first above written.

SELLER: Newise Holdings Limited

Li Jun, President

PURCHASER:

Ming Liu